Deloitte.

Deloitte & Touche LLP

6075 Poplar Avenue
Suite 350
Memphis, TN 38119-0112
USA

Tel: 1 901 322 6700
Fax: 1 901 322 6800
www.deloitte.com

October 18, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Lakeland Industries, Inc.'s Form 8-K dated October 18, 2024, and have the following comments:

1. We agree with the statements made in the paragraphs contained in section (a).

2. We have no basis on which to agree or disagree with the statements made in the paragraphs contained in section (b).

Yours truly,

Deloitte & Touche LLP